Exhibit 16.1

December 30, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on December 30, 2020 to be filed by WWC’s former client Bylog Group Corp. WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant - Former Independent Registered Public Accounting Firm in regards to paragraphs one, two, three, and five. WWC has no basis to agree or disagree with any other part of the Form 8-K filing.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants

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